EXHIBIT 10.1
AMENDMENT TO THE BANCORPSOUTH, INC.
1995 NON-QUALIFIED STOCK OPTION PLAN FOR
NON-EMPLOYEE DIRECTORS
     THIS AMENDMENT to the BancorpSouth, Inc. 1995 Non-Qualified Stock Option Plan for Non-Employee Directors (the “Plan”) by BancorpSouth, Inc. (the “Company”) is made by the board of directors of the Company on this 23rd day of January, 2008, to be effective upon the date of approval at a meeting of the Company’s stockholders.
RECITALS:
     WHEREAS, the Company established the Plan, effective January 24, 1995, in order to encourage equity ownership by members of the Company’s board of directors and to align the financial interests of the board and the Company’s stockholders;
     WHEREAS, the Plan was amended and restated effective February 14, 1998 to conform the Plan to changes to Rule 16b-3 promulgated by the Securities and Exchange Commission and to provide certain administrative modifications and, effective with the approval of stockholders at the Company’s 2005 annual meeting, was amended to increase the number of shares of Company stock available for purchase under the Plan; and
     WHEREAS, the Company desires to amend the Plan to provide for (i) awards of stock options, restricted stock and restricted stock units to be made in the discretion of the Committee (the administrator of the Plan), (ii) provide limited discretion to the Committee to determine the number of shares of Company common stock subject to awards made under the Plan, (iii) limit the number of shares of Company common stock that may be issued under awards each year, and (iv) increase the number of shares of Stock that are available for purchase under the Plan by 400,000 shares to a total of 964,000;
     NOW, THEREFORE, the Plan is hereby amended as follows:
I. Section 1.2 is restated as follows:
     1.2 Agreement. A written agreement (including any amendment or supplement thereto) between the Company or Affiliate and a Participant specifying the terms and conditions of an Award grant to such Participant.
II. Section 1.3 is restated as follows:
     1.3 Award. A right that is granted under the Plan to a participant by the Company, which may be in the form of an Option, Restricted Stock, or Restricted Stock Units.
III. Section 1.15 is denominated as Section 1.16 and a new Section 1.15 is added as follows:
     1.15 Restricted Stock Unit. An Award described in Section 4.4 that entitles a Participant to receive shares of Stock, cash or a combination of Stock and cash, as determined by the Committee. A Restricted Stock Unit represents an unfunded promise by the Company and is not a transfer of property within the meaning of section 83 of the Code until the time that the conditions stated in the Award for transferring Stock have been satisfied.
IV. Section 3.2 is restated as follows:
     3.2 Authority to Grant Awards. The Committee shall have authority to grant Awards to each individual serving the Company as a director who is also not an employee of the Company or an Affiliate (i.e., a “Participant”). Awards shall be subject to such terms the Committee deems appropriate and that are not inconsistent with the provisions of this Plan. Such terms may include conditions on the exercise or payment of all or any part of an Award. The Committee shall specify the type of Award that is granted and number of shares of Stock subject thereto. The “Grant Date” of an Award is the date that the material terms of the Award are specified by the Committee and all

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specified conditions to the Award have occurred. The Committee may from time to time take action to provide for the automatic grant of an Award to all Participants to be effective on a specified date or dates (e.g., the beginning of each board term). The Committee may prospectively modify the terms of any such automatic grant through a subsequent action.
V. The first paragraph of Section 4.1 is restated as follows:
     4.1 Options.
VI. Section 4.1(a) is restated as follows:
     (a) Number. The number of shares of Stock subject to each Option shall be determined in the sole and absolute discretion of the Committee, provided that the number of shares of Stock subject to Options granted during each annual board term to a Participant shall not exceed 10,000 shares.
VII. Section 4.1(c) is restated as follows:
     (c) Option Period. The period during which an Option may be exercised and the date of its expiration shall be specified by the Committee, provided that no Option may be exercisable within six months following the Grant Date. The period within which an Option may be exercised is, hereinafter, the “Option Period.”
VIII. Section 4.2 is restated as follows:
     4.2 Restricted Stock.
          (a) Terms. The number of shares of Stock subject to each grant of Restricted Stock shall be determined in the sole and absolute discretion of the Committee, provided that number of shares of Stock that are subject to all such Awards granted to each Participant shall not exceed 5,000 shares of Stock per annual board term. The Committee may grant Restricted Stock to a Participant as a part of any arrangement established by the Committee and specified in an Agreement, and may include the obligation by the Participant to pay a purchase price specified by the Committee. Each Award of Restricted Stock to a Participant shall also specify the risks of forfeiture and/or restrictions on transfer. A Participant who receives a grant of Restricted Stock shall be treated as a shareholder of the Company for all purposes, except that the rights of the Participant may be limited under the terms of the Agreement. Unless otherwise specified in an Agreement, Participants shall be entitled to receive dividends on and exercise voting rights with respect to Restricted Stock.
          (b) Retirement, Death, Etc. Prior to the occurrence of a forfeiture described in an Award, all shares of Restricted Stock shall become fully vested if the Participant dies while a director of the Company or retires in accordance with the Company’s normal retirement policies.
IX. The following is added to the Plan as a new Section 4.4:
     4.4 Restricted Stock Units. The number of shares of Stock subject to each grant of Restricted Stock Units shall be determined in the sole and absolute discretion of the Committee, provided that number of shares of Stock that are subject to all such Awards granted to each Participant shall not exceed 5,000 shares of Stock per annual board term. Each Restricted Stock Unit Award shall specify the number of shares of Stock, the formula for determining the number of shares of Stock, and/or the amount of cash that a Participant may receive upon the satisfaction of conditions specified in the Award, which may include the obligation of the Participant to pay a purchase price specified by the Committee. A Participant who receives Restricted Stock Units shall not be treated as a shareholder of the Company until the conditions specified in the Award have been satisfied. Unless otherwise specified in an Agreement, Participants shall not be entitled to receive dividend equivalents on Restricted Stock Units.
X. Section 5.1 is restated as follows:
     5.1 Source of Shares. Upon satisfaction of conditions specified in an Award, the Company shall deliver to Participants authorized but previously unissued Stock or Stock that is held by the Company as treasury stock.

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XI. Section 5.2 is restated as follows:
     5.2 Maximum Number of Shares. The maximum number of shares of Stock that may be issued pursuant to this Plan is increased from 564,000 to 964,000, subject to increases and adjustments as provided in Article VIII.
XII. Section 6.1 is restated as follows:
     6.1 Minimum Restrictions on Stock Rights. For a period of at least six months after the Grant Date, Options shall not be exercisable, restrictions on Restricted Stock shall not lapse, and Stock under a Restricted Stock Unit shall not be transferable to the Participant.
XIII. Section 6.3 is restated as follows:
     6.3 Transferability. Generally, any Award granted under this Plan shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Participant only by the Participant. However, an Award granted under this Plan may be transferable to the extent provided in an Agreement. Provided, further, that no right or interest of a Participant in any Award shall be subject to, any lien, obligation or liability of such Participant.
XIV. Section 7.5 is restated as follows:
     7.5 Issuance and Delivery of Shares. Subject to the conditions of Article IX, shares of Stock to be issued pursuant to an Award shall be delivered to Participants by the Company (or its transfer agent) as soon as administratively feasible after (i) a Participant receives an Award of Restricted Stock, (ii) a Participant exercises an Option, (iii) the Participant satisfies the requirements specified in a Restricted Stock Unit Award; provided, however, that the Company may condition the delivery of shares on the Participant’s execution of any applicable shareholder agreement or agreement described in Section 9.2 that the Company requires at the time of exercise; and provided further that the Company may delay the delivery of Stock until all restrictions specified in an Award have lapsed.
     XV. The first paragraph of Section 8.2 is restated as follows:
     8.2 Effect of Certain Transactions. The provisions of this Section 8.2 shall apply to the extent that an Agreement does not otherwise expressly address the matters contained herein. If the Company experiences an event which results in a “Change in Control,” as defined in Section 8.2(a), then, whether or not the vesting requirements set forth in any Agreement have been satisfied, (i) all shares of Restricted Stock and any Restricted Stock Units that are outstanding at the time of the Change in Control shall become fully vested immediately prior to the Change in Control event, and (ii) all Options that are outstanding at the time of the Change in Control shall become fully vested and exercisable immediately prior to the Change in Control event.
     IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Amendment on the date first written above.

BANCORPSOUTH, INC.
By:	/s/ Aubrey B. Patterson

Its:	Chairman and Chief Executive Officer

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